Exhibit 99e_ii

SELLING AGREEMENT

Ultimus Fund Distributors, LLC (the “Distributor”) serves as the principal underwriter of one or more trusts (each a “Trust” and collectively, the “Trusts”)1, each of which is an open-end investment company, shares of which are distributed by Distributor at their respective net asset values plus sales charges as applicable, pursuant to a written agreement (the “Distribution Agreement”). Distributor invites you (the “Company”) to participate as a non-exclusive agent in the distribution of shares of any and all of the funds subject to the Distribution Agreement, that are a part of, or may become a part of, any of the Trust(s) (each, a “Fund,” together the “Funds”)2 upon the following terms and conditions:

Section 1. Sale and Redemption of Fund Shares

(a)       Company shall offer and sell such shares only at the public offering price which shall be currently in effect, in accordance with the terms of the current Prospectus3. The applicable public offering price may reflect scheduled variations in, or the elimination of, sales charges or concessions on sales of the Fund’s shares, as described in the Prospectus. Company agrees that it will apply any scheduled variation in, or elimination of, any sales charge or concession uniformly to all offerees in a class as specified in the Prospectus. Company agrees to act only as agent in such transactions and nothing in this agreement shall

[1]	A current Schedule of the Trust(s) is attached hereto as Exhibit A. An updated list of the Trust(s) may be obtained on the Distributor’s website at [insert appropriate web address].

[2]	A current Schedule of Fund(s) that are part of the Distribution Agreement may be obtained on the Distributor’s website at [insert appropriate web address].

[3]	As used in this agreement, the term “Prospectus” means that applicable Fund’s prospectus and related statement of additional information, whether in paper or electronic format, included in the Fund’s then currently effective registration statement (or post-effective amendment thereto), and any information that Distributor or the Fund may provide to you as a supplement to such prospectus or statement of additional information, all as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as may be amended.

constitute either Distributor or Company as agent of the other or shall constitute Company or the Trust(s) as agent of the other.

(b)       As a selected dealer in Fund shares, Company is authorized and agrees to transmit orders for purchases and redemptions, or any other requested actions with respect to Fund shares, to the Fund’s transfer agent. Procedures related to the transmission and handling of orders for Fund share transactions (including the applicable price and effective time of orders) will be governed by applicable law, the terms of the Prospectus, the relevant account application(s) and any written instructions that Distributor may periodically issue to Company. In all transactions in Fund shares between Company and Distributor, Distributor is acting as agent for the Trust(s) and not as principal. All orders are subject to acceptance by Distributor and become effective only upon confirmation by Distributor. Distributor reserves the right in its sole discretion to reject any order. Company agrees to submit orders for Fund share transaction only in compliance with the terms and conditions in the Prospectus.

(c)       Company further agrees to provide certain services in order to promote the sale of shares of the Funds, including but not limited to: answering routine inquiries concerning a Fund; assisting in the maintenance of accounts or sub-accounts in a Fund; processing purchase or redemption transactions; making a Fund’s investment plans and shareholder services available; and providing such other information and services to investors in shares of the Funds as Distributor or the Trust, on behalf of a Fund, may reasonably request.

(d)       As each Fund’s agent, Distributor shall sell or otherwise make shares available to Company for the account of Company’s customers or for Company’s own bona fide investment. Company agrees that its transactions in shares of the Fund will be limited to (i) the purchase of shares from Distributor for resale to customers at the applicable public offering price or for Company’s own bona fide investment; (ii) exchanges of shares between Funds to the extent permitted by the Prospectus and in accordance with any written instructions from Distributor; and (iii) transactions involving the redemption or repurchase of shares by a Fund. Company agrees to sell Fund shares only to (i) Company’s customers at the applicable public offering price, as determined in accordance with the Prospectus or (ii) the Fund itself at the applicable redemption or repurchase price, as determined in accordance with the Prospectus. Company agrees to purchase shares of the

Funds only from (i) Company’s customers at the applicable redemption price, as determined in accordance with the Prospectus or (ii) the Fund itself at the applicable public offering price, as determined in accordance with the Prospectus.

(e)       Any Fund share transaction order that Company places with Distributor or a Fund is subject to the timely receipt by the Fund’s transfer or other designated agent of all required documents in good order. If such documents are not received within a reasonable time after the order is placed, the order is subject to cancellation, in which case Company agrees to be responsible for any loss to the Fund or Distributor resulting from such cancellation. Company shall be responsible for the accuracy, timeliness and completeness of any Fund share transaction orders transmitted by Company to Distributor, the Fund, or the Fund’s transfer agent, and Company shall indemnify Distributor against any third-party claims as a result of Company’s failure to properly transmit such orders. Company also shall be responsible for date and time stamping all orders for transactions in Fund shares that Company receives from its customers.

(f)       Company agrees that it will not withhold placing customers’ orders for Fund share transactions so as to profit itself as a result of such withholding. Distributor will accept orders for the purchase of Fund shares from Company only at the public offering price applicable to each such order, as determined in accordance with the Prospectus. Distributor will not accept from Company a conditional order for Fund shares.

(g)       Company must pay for Fund shares in accordance with Distributor’s instructions, and Distributor must receive payment for such shares on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as may be amended (the “Exchange Act”). If Distributor does not receive payment on or before such settlement date, Distributor may, without notice, cancel the sale or, at Distributor’s option, sell the share that Company ordered back to the issuing Fund, and Distributor may hold Company responsible for any loss suffered by Distributor or the issuing Fund as a result of Company’s failure to make payment as required.

(h)       If any shares sold to Company under the terms of this agreement are repurchased by a Fund or for the account of the Fund, or are tendered to the Fund for purchase at liquidating value under the terms of the Agreement and Declaration of Trust or other document governing such Fund within seven (7) business days after the date of confirmation to Company of Company’s original purchase order therefor, Company agrees to pay forthwith to Distributor the full amount of the concession allowed to Company on the original sale and Distributor agrees to forward payment of such amount to the Fund when received. Distributor shall notify Company of such repurchase within ten (10) days of the effective date of such repurchase.

(i)       All sales of Fund shares from Distributor to Company (if any) will be subject to receipt of such shares by Distributor from the Fund. Distributor reserves the right in its discretion without notice to Company to suspend sales or withdraw the offering of shares entirely.

(j)       No person is authorized to make any representations concerning the Trust(s), a Fund or the shares of any Fund, except those contained in the Prospectus. In purchasing shares from Distributor or the Fund, Company shall rely solely on the representations contained in the Prospectus.

(k)       Company agrees to comply with all applicable federal and state laws governing the distribution of the Prospectus, periodic reports, proxy and other materials to persons to whom Company offers shares and to persons who purchase shares from Company. Additional copies of such printed information will be supplied by Distributor or other agent of the Trust(s) to Company in reasonable quantities upon Company’s reasonable request. Company may not use any sales literature or advertising material concerning Fund shares, other than literature or material that Distributor or other agent of the Trust(s) may provide to Company from time to time, without obtaining Distributor’s prior written approval. Company may not distribute or make available to investors any information that Distributor may furnish to Company marked “For Dealer Use Only” or that otherwise indicates that it is confidential or not intended to be distributed to investors.

(l)       Company will not offer or sell shares of the Funds in any state or jurisdiction where they may not lawfully be offered and/or sold. Company agrees to maintain all records required by law relating to Fund share transactions with the Trust(s) and Company will promptly notify the Trust(s) if Company experiences any difficulty in maintaining records in an accurate and complete manner.

(m)       If Company is offering and selling shares of the Funds in jurisdictions outside the several states,

territories, and possessions of the United States and is not otherwise required to be registered, qualified, or a member of FINRA, as set forth above, Company nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the Securities Act of 1933 and the regulations promulgated thereunder, to conduct Company’s business in accordance with the spirit of the Conduct Rules of FINRA.

(n)       Company agrees to maintain records of all sales of Fund shares made by Company and any other records as may be required by applicable law or as is consistent with industry practice. Company shall furnish Distributor with copies of such records upon request.

(o)       If Company holds Fund shares as nominee for its customers, all printed material and confirmations or other communications, will be sent to Company, and Company shall be responsible for forwarding any such materials to Company’s customers for whose account Company holds any Fund shares as nominee. Company also will be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Company holds any Fund shares as nominee. With respect to other accounts, Company agrees to provide Distributor with all information (including certification of taxpayer identification numbers and back-up withholding instructions) necessary or appropriate for Distributor to comply with legal and regulatory reporting requirements. Accounts opened or maintained pursuant to NETWORKING, as described below, will be governed by applicable National Securities Clearing Corporation rules and procedures and any agreement or other arrangement with Distributor or the Fund’s transfer agent relating to NETWORKING.

(p)       The parties acknowledge that neither the Distributor nor the Funds shall compensate the Company for promoting or selling the shares by having the Funds’ portfolio securities transactions directed to Company. Each party further agrees that it has not entered into any agreement with or on behalf of any Fund pursuant to which that Fund or any affiliate is expected to direct portfolio transactions or remuneration received in connection therewith to any party to compensate that party for promoting or selling shares of the Fund.

(q)       Certificates evidencing Fund shares are not available; any transaction in Fund shares will be effected and evidenced by book-entry form only. A confirmation statement evidencing transactions in Fund shares will be transmitted to Company.

(r)       If Company holds Fund shares subject to a contingent deferred sales charge, redemption fee or similar fee, Company shall promptly remit any such charges or fees to Distributor. Company also represents that it has the capability to track and account for any such charges or fees. Company further agrees to administer and maintain any omnibus accounts held by it for two or more customers so that the terms and conditions of the Prospectus apply to each customer.

Section 2. Incorporation of NSCC Rules

If applicable, the Rules and Procedures Manual of the National Securities Clearing Corporation, as amended from time to time, including the rules and procedures applicable to the utilization of the Defined Contribution Clearing and Settlement System, Fund/SERV and NETWORKING, as amended from time to time, are hereby made a part of this agreement as if fully set forth herein and shall be a part of each processed transaction.

Section 3. Compensation

(a)       With respect to Funds the shares of which are indicated in the Prospectus as being sold with a sales charge, Company will be allowed the concessions from the public offering price provided in the Prospectus and/or periodic written correspondence from Distributor. With respect to Funds the shares of which are indicated in the Prospectus as being sold with a contingent deferred sales, early withdrawal or similar charge, Company will be paid a commission or concession as disclosed in the Prospectus and/or periodic written correspondence from Distributor. Any such sales charges or discounts may be subject to reductions under a variety of circumstances as described in the Prospectus. If a customer qualifies for a reduced sales charge as described in the Prospectus, Company agrees to offer and sell Fund shares to such customer at the applicable reduced sales charge. To obtain these reductions, Distributor must be notified when the sale takes place which qualifies for the reduced charge. There will be no sales charge paid or discount allowed (if any) on the reinvestment of any dividends or distributions in additional Fund shares.

(b)       If a Fund has adopted a shareholder servicing plan or a plan pursuant to Rule 12b-1 (a “Plan”) under the Investment Company Act of 1940, as amended (the “Act”), the Fund (acting through the Distributor or otherwise) may make distribution or shareholder service payments to Company under such Plan. Company acknowledges that Distributor has no obligation to make any payments to Company under a Plan, and Company shall not receive any such payments from Distributor unless Distributor first receives monies therefor from the Fund. Company further acknowledges that sales charges/concessions, Plan payments and Plans may be changed, discontinued or terminated at any time. Company agrees that it has no claim against Distributor or any Fund by virtue of any such change, discontinuance or termination. In the event of any overpayment by the Fund or Distributor of any sales charge/concession or Plan payment, Company will promptly remit such overpayment to the Fund or Distributor (as applicable). Any payments made to Company pursuant to a Plan shall be subject to the following terms and conditions:

(i)     Any payments made to Company pursuant to a Plan shall be in amounts as Distributor may from time to time advise Company in writing but in any event not in excess of the amounts permitted by the Plan in effect with respect to each particular Fund, as disclosed in the Prospectus. Any such fees will be based on the dollar amount of Fund shares which are owned of record by Company as nominee for Company’s customers or which are owned by those customers of Company whose records, as maintained by the relevant Fund’s transfer agent, designates Company as the customer’s dealer of record. No Plan fees will be paid to Company with respect to shares purchased by Company and redeemed by a Fund or by Distributor, or tendered for redemption by Company within seven (7) business days after the date of confirmation of such purchase; Company agrees to refund promptly to Distributor the full amount of any Plan payment paid to Company on such shares, and, if not yet paid, to forfeit the right to receive any Plan payment on such shares.

(ii)    Any payments made to Company under a Plan for shareholder services are made in consideration for personal services and/or account maintenance services provided by Company to shareholders of the applicable Fund, and Company hereby represents by its acceptance of such payments that Company is providing such services. Company’s provision of these services is not on behalf of the Trust(s), any Fund or Distributor, and, notwithstanding anything in this agreement to the contrary, Company agrees that the Trust(s), the Funds and Distributor are not responsible for the manner of Company’s performance of or for any of

Company’s acts or omissions in connection with such services.

(iii)   By accepting any distribution or services payments pursuant to a Plan, Company hereby represents that its receipt of such payment complies with all applicable laws and regulations, or order of any court, governmental or regulatory body, and that Company will provide to its customers disclosure of all appropriate facts relating to such payments and any other forms of compensation Company may receive in connection with Fund share transactions in compliance with all such laws, regulations and orders.

(iv)    The provisions of this Section 3 relate to any Plan adopted by the Trust pursuant to Rule 12b-1. In accordance with Rule 12b-1, any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Section shall provide the Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Accordingly, Company agrees to provide to Distributor such information regarding the Company’s receipt and usage of any fees it receives pursuant to a Plan as Distributor may reasonably request from time to time.

Section 4. Representations and Warranties

(a)       By accepting this agreement, Company represents that it (i) is registered as a broker-dealer under the Exchange Act, is qualified to act as a broker-dealer in the states or other jurisdictions where Company transacts business, and it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); or (ii) is a bank (as defined by Section 3(a)(6) of the Exchange Act), or a savings association or savings bank that has deposits insured by the FDIC, licensed and authorized to carry on investment business in the U.S. (including the transactions contemplated by this agreement) subject to the supervision and regulation of relevant U.S. banking authorities and does not engage in any activity requiring registration as a broker or dealer under the Exchange Act or regulations thereunder. Company agrees that it will maintain any such registrations, qualifications, and memberships in good standing and in full force and effect throughout the term of this agreement.

(b)       Company represents that any order, instruction and/or related information transmitted to Distributor, the Fund, or the Fund’s transfer agent by Company for a Fund share transaction has been authorized by Company’s customers or is being requested for Company’s own investment purposes.

(c)       Company represents that it has and shall maintain throughout the term of this agreement policies and procedures reasonably designed to ensure compliance with Rule 22c-1 under the Act, FINRA Conduct Rule 2210 and other applicable laws, rules and regulations governing the transactions contemplated by this agreement.

Section 5. Limitation of Liability/Indemnification

(a)       Company agrees to indemnify and hold the Trust, its agents, investment adviser, and Distributor harmless from any claim, damage, loss, liability, or expense (“Loss”) resulting from Company’s breach of this agreement, Company’s gross negligence or willful misconduct in performance of its duties hereunder, or any failure on Company’s part to comply with applicable laws; provided, however, that the Company will not be liable for indemnification hereunder to the extent that any Loss results from the willful misconduct or gross negligence of Distributor or its affiliates. Such right to indemnification will survive the termination of this agreement.

(b)       Distributor agrees to indemnify and hold Company harmless from loss or damage resulting from Distributor’s breach of this agreement, Distributor’s gross negligence or willful misconduct in performance of its duties hereunder, material misstatements or omissions in the Prospectus, or any failure on Distributor’s part to comply with applicable laws; provided, however, that Distributor will not be liable for indemnification hereunder to the extent that any Loss results from the willful misconduct or gross negligence of the Company or its affiliates. Such right to indemnification will survive the termination of this agreement.

(c)       If any action, suit, or proceeding is initiated against any party entitled to indemnification hereunder (“Indemnified Party”, with the other party being the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party after receipt of notice of such claim; provided that a delay in or failure by the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent that such delay or failure materially and demonstrably prejudices the Indemnifying Party’s ability to defend such claim and results in an increase in liabilities in connection therewith. The Indemnifying Party, at its sole expense, shall promptly assume and control the defense of such claim using counsel of its own choosing and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such claim, including any proposed settlement (subject to the requirements below with respect to settlement) of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such defense and settlement, including the reimbursement of the Indemnified Party’s reasonable out of pocket expenses incurred in providing information and assistance in connection therewith). If the Indemnifying Party fails to diligently assume the defense of such claim and defend the Indemnified Party as required by this Section, then the Indemnified Party shall be entitled to defend the claim with counsel of its own choosing at the expense of, for the account of and at the risk of the Indemnifying Party. In addition, the Indemnified Party may participate, in its sole discretion, in any claim under this Section, using its own counsel at its own expense. The Indemnifying Party shall not settle any such claim without first obtaining the Indemnified Party’s prior consent where the settlement of such claim results in any admission of guilt or liability on the part of the Indemnified Party, imposes any obligation or liability on the Indemnified Party, or has a judicially-binding effect on the Indemnified Party (other than monetary liability for which the Indemnified Party is indemnified by the Indemnifying Party).

(d)       Notwithstanding anything herein to the contrary, neither party shall be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or the parties were advised of the possibility thereof. The parties acknowledge that the other parts of this agreement are premised upon the limitation stated in this Section.

Section 6. Notices

(a)       Unless notified otherwise, all communications to Distributor shall be sent to:

Ultimus Fund Distributors, LLC
Attn: Legal Department
4221 North 203rd Street, Suite 100
Elkhorn, NE 68022

Any notice to Company shall be duly given if mailed to Company at Company’s address set forth in the signature section below or as registered from time to time with FINRA.

(b)       Notices and other communications under this agreement must be in writing and given by personal delivery, registered or certified mail or overnight mail. In addition, Company agrees and consents to receive any correspondence and other information from the Distributor regarding the Trust(s) or the Funds via a nationally recognized mail courier, electronic mail, telephone, or facsimile. Company may elect at any time not to receive correspondence from Distributor via electronic mail or facsimile by notifying Distributor in writing.

Section 7. Term and Termination

(a)       This agreement and all amendments to this agreement shall take effect with respect to and on the date of any orders placed by Company after the date accepted by Distributor as set forth below or, as applicable, after the date of the notice of amendment sent to Company by the Distributor.

(b)       This agreement may be terminated upon written notice by either party at any time, and shall automatically terminate without notice upon: (i) termination of the Distribution Agreement, or (ii) in the event that either party’s registration as a broker-dealer or FINRA membership is terminated.

Section 8. Assignment and Amendments

This agreement shall not be assignable by either party; provided, however, that nothing herein shall prohibit Distributor from transferring or selling all or substantially all of its business or otherwise giving effect to a merger, consolidation or change of control (a “Change of Control Event”); and provided further that a Change of Control Event shall not be deemed to be an assignment of this agreement.

Distributor may amend this agreement upon written notice to Company.

Section 9. Governing Law

The laws of the State of Nebraska shall govern this agreement without giving effect to the principles of conflict of laws.

Section 10. Arbitration

Any controversy or claim arising out of, or related to, this agreement, its termination or the breach thereof, shall be settled by binding arbitration before a panel of arbitrators selected by FINRA in the City of Omaha, Nebraska in accordance with the rules then obtaining of FINRA at the time of arbitration. Company hereby understands that the arbitrators’ decision shall be binding and final between Company and Distributor, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Section 11. Anti-money Laundering

Company agrees to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (the “PATRIOT Act”), its implementing regulations, and related SEC and SRO rules. These requirements include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs. As required by the PATRIOT Act, Company hereby certifies that Company has a comprehensive anti-money laundering compliance program that includes policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers; training for appropriate employees; and an independent audit function. Further, Company agrees to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). Company certifies that it has an OFAC compliance program in place which includes procedures for checking customer names and the names of persons with signature authority over accounts against the OFAC lists of sanctioned governments and specially-designated nationals, terrorists and traffickers; the screening of wire transfers and other payments against the OFAC lists; a designated compliance officer; an internal communication network; training of appropriate personnel; and an independent audit function. Company agrees to promptly notify Distributor whenever questionable activity, suspicious activity or OFAC matches are detected. Company further agrees to investigate any potentially suspicious activity and to take appropriate action, including the blocking of accounts, the filing of suspicious activity reports and the reporting of matches to OFAC, in connection with Fund share transactions.

Section 12. Confidentiality

All books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this agreement shall remain confidential, and shall not be voluntarily disclosed to any other person. If Non-Public Personal Information (as that term is defined in the Securities Exchange Commission’s Regulation S-P) regarding either party’s customers or consumers is disclosed to the other party in connection with this agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this agreement.

Section 13. Shareholder Information – Disruptive Trading

The Funds have adopted written policies and procedures reasonably designed to detect and prevent frequent and/or disruptive Fund share trading practices. In addition to adhering to the Funds’ own polices and procedures, the Company agrees to cooperate with the Distributor to effect the Funds’ policies and procedures as follows:

(a)       Agreement to Provide Information. Company agrees to provide Distributor, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account maintained by Company during the period covered by the request.

(b)       Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. Distributor may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by Distributor for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

(c)       Form and Timing of Response. (1) Company agrees to provide, promptly upon request of Distributor or its designee, the requested information specified in Section 13(a). If requested by Distributor or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 13(a) is itself a financial intermediary, as defined by Rule 22c-2, (“indirect intermediary”) and, upon further request of Distributor or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 13(a) for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities distributed by Distributor. Company additionally agrees to inform Distributor whether it plans to perform (i) or (ii). (2) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. (3) To the extent practicable, the format for any transaction information provided to Distributor should be consistent with the NSCC Standardized Data Reporting Format.

(d)       Limitations on Use of Information. Distributor agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Company.

(e)       Agreement to Restrict Trading. Company agrees to execute written instructions from Distributor to restrict or prohibit further purchases or exchanges of shares by a Shareholder who has been identified by Distributor as having engaged in transactions of Fund shares (directly or indirectly through the Company’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(f)       Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(g)       Timing of Response. Company agrees to execute instructions from Distributor to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of instructions by the Company.

(h)       Confirmation by Company. Company must provide written confirmation to Distributor that instructions from Distributor to restrict or prohibit trading have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

Section 14. Captions

Captions contained in this agreement are inserted for convenience of reference only and shall not be deemed to define, limit or extend or otherwise affect the meaning or interpretation of this agreement or any provision hereof.

ULTIMUS FUND DISTRIBUTORS, LLC

By:

Name:

Title:

Date:

COMPANY

By:

Name:

Title:

Date:

Address:

Firm CRD Number:

Section 15. Counterparts

This agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 16. Severability

If any provision of this agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this agreement shall not be affected thereby.

Section 17. Entire Agreement

This agreement constitutes the entire agreement between the Distributor and the Company regarding the Funds’ shares and shall supersede any prior agreements or understandings between the parties hereto.

Exhibit A

List of Trust(s)

As of [Date]

Exhibit A